UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  April 1, 2011

NUTRACEA
(Exact Name of Registrant as Specified in Charter)

California	0-32565	87-0673375
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6720 N. Scottsdale Road, Suite 390 Scottsdale, AZ	85253
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (602) 522-3000

(Former name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 31, 2011, Richard H. Koppes was appointed to the Board of Directors of NutraCea and to NutraCea’s Corporate Governance and Nominating Committee effective.  Mr. Koppes is the former Deputy Executive Officer and General Counsel of the California Public Employees’ Retirement System (“CalPERS”), the largest public pension fund in the United States with over $230 billion in assets. He is a program fellow at the Rock Cemter for Corporate Governance at Stanford Law School. He also provides private consulting services to corporations.  At CalPERS, Koppes was responsible for all legal advice, including its fiduciary obligations, direction of the fund’s corporate governance, and oversight of all internal auditing matters and public affairs activities.

Mr. Koppes became nationally recognized as a leading expert in corporate governance and shareholder rights issues facing most corporations and institutional investors. Mr. Koppes is a former member of the Board of Directors of Valeant Pharmaceuticals International, a NYSE-listed company, and a former member of the Board of Directors of Apria Healthcare Group Inc. (a former NYSE-listed company). He is the founder, past president and current administrative officer of the National Association of Public Pension Attorneys and serves on the Boards of the Investor Responsibility Research Center Institute and the National Association of Corporate Directors (“NACD”). He is a former board member of the Society of Corporate Secretaries and Governance Professionals. In the past, Mr. Koppes taught corporate governance as a Consulting Professor of Law at Stanford Law School, served as a member of the New York Stock Exchange Board of Governors’ Legal Advisory Committee  and was a member of the Blue Ribbon Commissions on Board Evaluations and Shareholder/Director Communications of the NACD. He is the past Vice Chairman of the Corporate Counsel Committee of the International Bar Association. Mr. Koppes receives his B.A. in Political Science from Loyola Marymount University in 1968 and his J.D. from UCLA School of Law in 1971.

Pursuant to the compensation package for all of Nutracea’s independent directors, Mr. Koppes will receive an annual retainer of $40,000 and up to $2,000 per meeting attended for acting as director.  NutraCea issues annually to each independent director an option to purchase 250,000 shares of common stock at a price per share equal to the market price of our common stock on the date of grant.  Each option vests monthly over 12 months.  The annual retainers and option grant will be prorated for 2011 based on Mr. Koppes’s appointment date.

A copy of NutraCea’s press release issued on April 1, 2011 announcing the appointment of Mr. Koppes to NutraCea’s Board of Direcotrs is attached as Exhibit 99.1.

Section 8 – Other Events

Item 8.01 Other Events.

On April 1, 2011, NutraCea announced that it has scheduled its 2011 Annual Meeting of Shareholders (the “2011 Annual Meeting”) to be held at Scottsdale Plaza Resort, 7200 N. Scottsdale Road, Scottsdale, Arizona, 85253, on June 14, 2011 at 11:00 a.m., Pacific Daylight Time.

The 2011 Annual Meeting is being held more than 30 days after the anniversary of NutraCea’s prior annual meeting of shareholders, which was held on December 4, 2009.  Because NutraCea did not hold a shareholder meeting in 2010, shareholders of NutraCea may request to include proposals in NutraCea’s Proxy Statement for the 2011 Annual Meeting until a reasonable time before the time that NutraCea prints proxy materials for the 2011 Annual Meeting.

The bylaws of NutraCea set forth when a shareholder must provide notice to NutraCea of nominations and other business proposals that the shareholder wants to bring before the 2011 Annual Meeting (“Shareholder Notice”). The Shareholder Notice, contained in Article II, Sections 12 and 13 of NutraCea’s bylaws, generally prescribes the procedures that a shareholder of NutraCea must follow if the shareholder intends (i) to nominate a person for election to NutraCea’s Board of Directors at an annual or special meeting of shareholders called for the purpose of electing directors, or (ii) to propose other business to be considered by shareholders at an annual or special meeting of the shareholders. These procedures include, among other things, that the shareholder give timely notice to the Secretary of NutraCea of the nomination or other proposed business, that the notice contain specified information, and that the shareholder comply with certain other requirements.

In accordance with the bylaws relating to either (a) a change in Annual Meeting date by more than 30 calendar days from the date contemplated at the time of the 2009 annual meeting proxy statement, or (b) a special meeting, notice by the shareholder must be received by the Secretary at the registered office of NutraCea by the date which is 10 calendar days after the date of announcement or other notification to shareholders of the dates of the Annual Meeeting. Accordingly, in order for a shareholder proposal to be considered for inclusion in the Company’s proxy statement for the 2011 Annual Meeting or for shareholder business initiated by a shareholder to be brought before the 2011 Annual Meeting, the shareholder must deliver a notice of such nomination or proposal to NutraCea’s Secretary on or before 5:00 p.m., Pacific Daylight Time on Monday, April 11, 2011, and comply with the requirements of the Bylaws.

Notices should be addressed in writing to: Leo Gingras, Secretary, NutraCea, 6720 N. Scottsdale Road, Suite 390, Scottsdale, AZ.

Item 9.01                      Financial Statements and Exhibits.

Exhibit
No.	Description
99.1	Press Release dated April 1, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUTRACEA

Date: April 1, 2011	By:	/s/ Jerry Dale Belt
Jerry Dale Belt
Chief Financial Officer
(Duly Authorized Officer)